Exhibit 99.1

Press Release

Estimated Box Office on RealD-Enabled Screens for First Four Weeks of Q3 FY 2012

LOS ANGELES (November 9, 2011) — RealD Inc. (NYSE: RLD), today announced that for the first four weeks of RealD’s third quarter of fiscal 2012, box office on RealD-enabled screens is estimated to be approximately $131 million ($62 million domestic, $69 million international). The four week period is from September 24, 2011 through October 21, 2011.

Separately, RealD reported that for the second quarter of fiscal 2012 ended September 23, 2011, box office on RealD-enabled screens was estimated to be approximately $1.174 billion ($519 million domestic, $655 million international).

Note: international box office reflects RealD’s estimates of international box office generated on RealD-enabled screens in 20 foreign countries where box office tracking is available. RealD estimates these countries represent approximately 90% of RealD’s international license revenues.

Cautionary Note on Forward-Looking Statements

This release includes forward-looking information and statements concerning the estimated RealD box office domestically and internationally. These statements are based on RealD’s current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside RealD’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. RealD’s annual and quarterly reports include a more detailed discussion of the risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements.

RealD undertakes no obligation to update publicly the information contained in this press release, or any forward-looking statements, to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

About RealD Inc.

RealD is a leading global licensor of 3D technologies. RealD’s extensive intellectual property portfolio is used in applications that enable a premium 3D viewing experience in the theater, the home and elsewhere. RealD licenses its RealD Cinema Systems to motion picture exhibitors that show 3D motion pictures and alternative 3D content. RealD also provides its RealD Display, active and passive eyewear, and RealD Format technologies to consumer electronics manufacturers and content producers and distributors to enable the delivery and viewing of 3D content. RealD’s cutting-edge 3D technologies have been used for applications such as piloting the Mars Rover.

RealD was founded in 2003 and has offices in Beverly Hills, California; Boulder, Colorado; London, United Kingdom; Shanghai, China; Hong Kong; and Tokyo, Japan. For more information, please visit our website at www.reald.com.

© 2011 RealD Inc. All Rights Reserved.

SOURCE: RealD Inc.

RealD Inc.
Investor Contact:
Erik Randerson, CFA
424-702-4317
eranderson@reald.com